Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 5, 2014, Eastman Chemical Company ("Eastman" or the "Company") completed its previously announced acquisition of Taminco Corporation ("Taminco"), through the merger (the "Acquisition") of Stella Merger Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub"), with and into Taminco, with Taminco surviving the merger and becoming a wholly-owned subsidiary of the Company. The Acquisition was effected pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 11, 2014, by and among the Company, Merger Sub, and Taminco.

At the effective time of the Acquisition (the "Effective Time"), each share of Taminco common stock issued and outstanding immediately prior to the Effective Time (other than shares pursuant to which dissenters' rights have been properly exercised) was canceled and converted automatically into the right to receive, in accordance with the terms of the Merger Agreement, $26.00 in cash (the "Consideration").

Also at the Effective Time, each outstanding option to acquire shares of Taminco common stock issued under any of Taminco's equity incentive plans, whether or not vested, was converted into the right to receive, in cash and for each share of Taminco common stock subject to such option, the amount by which the value of the Consideration exceeded such option's exercise price.

The accompanying Unaudited Pro Forma Condensed Combined Statement of Financial Position (the "Pro Forma Balance Sheet") as of September 30, 2014 combines the historical consolidated statements of financial position of Eastman and Taminco, giving effect to the Acquisition as if it had been completed on September 30, 2014. The accompanying Unaudited Pro Forma Condensed Combined Statements of Earnings (the "Pro Forma Income Statements") for the nine months ended September 30, 2014 and the year ended December 31, 2013 combine the historical consolidated statements of earnings of Eastman and Taminco, giving effect to the Acquisition as if it had been completed on January 1, 2013, the beginning of the earliest period presented (together the unaudited pro forma condensed combined financial statements, the "Statements").

The accompanying Statements and related notes were prepared using the acquisition method of accounting with Eastman considered the acquirer of Taminco. Accordingly, the $2.8 billion of consideration paid to complete the Acquisition has been preliminarily allocated to the acquired assets and liabilities of Taminco based upon their estimated fair values as of the acquisition date. The Consideration transferred to complete the Acquisition in excess of the estimated fair values of the assets acquired and liabilities assumed was recognized as goodwill in Eastman's Pro Forma Balance Sheet. As of the date hereof, Eastman has not completed the detailed valuation work necessary to finalize estimates of the fair value of the Taminco assets acquired and the liabilities assumed and the related allocation of purchase price. The preliminary purchase price allocation has been made solely for the purpose of preparing the accompanying Statements. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed as part of the completion of the detailed valuation work. Changes in the estimated fair value of assets acquired and liabilities assumed may result in adjustments to Eastman's statement of financial position and statements of earnings until the purchase price allocation is finalized. Such finalization may result in material changes from the preliminary purchase price allocation included in the accompanying Statements.

Eastman expects to incur costs and achieve cost and revenue synergies in connection with integrating the operations of Eastman and Taminco. The accompanying Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or any revenue or other synergies expected to result from the Acquisition. In addition, certain non-recurring items, such as transaction costs directly attributable to the Acquisition, have been excluded from the Pro Forma Income Statement. See Note 4, Adjustments to Unaudited Pro Forma Condensed Combined Statements of Earnings. However, the transaction costs are reflected in the accompanying Pro Forma Balance Sheet as a decrease to both cash and to retained earnings.

The accompanying Statements and related notes are being provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Eastman would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of Eastman's future consolidated results of operations or consolidated financial position. The Statements are based upon currently available information and estimates and assumptions that Eastman management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different upon finalization of the valuation work.

Exhibit 99.3

The accompanying Statements have been developed from and should be read in conjunction with the unaudited interim consolidated financial statements of Eastman and Taminco contained in their respective Quarterly Reports on Form 10-Q for the period ended September 30, 2014 and the audited consolidated financial statements of Eastman and Taminco contained in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2013.

The historical consolidated financial statements of Taminco presented herein have been adjusted by condensing and disaggregating certain line items in order to conform with Eastman's financial statement presentation. The historical Taminco financial information includes the results of operations of the formic acid business of Kemira Iyj, which Taminco acquired for approximately $180 million, net of cash acquired, on March 6, 2014 from such date.

Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the nine months ended September 30, 2014
	Historical Eastman	Historical Taminco	Pro Forma Adjustments Note 4		Pro Forma Combined
(Dollars in millions, except per share amounts)
Sales	$7,178	$1,058	$—		$8,236
Cost of sales	5,290	879	(6)	(a)	6,163
Gross profit	1,888	179	6		2,073

Selling, general and administrative expenses	511	71	(10)	(b)	572
Research and development expenses	165	8	—		173
Asset impairments and restructuring charges, net	77	—	—		77
Operating earnings	1,135	100	16		1,251

Net interest expense	132	53	13	(c)	198
Other charges (income), net	(16)	(4)	(3)	(b)	(23)
Earnings from continuing operations before income taxes	1,019	51	6		1,076
Provision for income taxes from continuing operations	281	(3)	2	(d)	280
Earnings from continuing operations (1)	738	54	4		796
Less: Net earnings attributable to noncontrolling interest	5	1	—		6
Net earnings attributable to Eastman	$733	$53	$4		$790

Basic earnings per share
Earnings from continuing operations attributable to Eastman (1)	$4.89	$0.80			$5.27

Diluted earnings per share
Earnings from continuing operations attributable to Eastman (1)	$4.83	$0.79			$5.21

Shares (in millions) used for earnings per share calculation
Basic	149.8				149.8
Diluted	151.5				151.5

(1)
As indicated in the introductory paragraphs to these Statements and Note 4 hereof, certain non-recurring items directly attributable to the Acquisition have been excluded from pro forma earnings from continuing operations.

The accompanying notes are an integral part of these Statements.

Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the year ended December 31, 2013
	Historical Eastman	Historical Taminco	Pro Forma Adjustments Note 4		Pro Forma Combined
(Dollars in millions, except per share amounts)
Sales	$9,350	$1,200	$—		$10,550
Cost of sales	6,574	986	1	(a)	7,561
Gross profit	2,776	214	(1)		2,989

Selling, general and administrative expenses	645	68	2	(a)	715
Research and development expenses	193	12	(1)	(a)	204
Asset impairments and restructuring charges, net	76	—	—		76
Other operating expense	—	38	—		38
Operating earnings	1,862	96	(2)		1,956

Net interest expense	180	84	5	(c)	269
Early debt extinguishment costs	—	12	(12)	(e)	—
Other charges (income), net	3	7	—		10
Earnings (loss) from continuing operations before income taxes	1,679	(7)	5		1,677
Provision for income taxes from continuing operations	507	—	2	(d)	509
Earnings (loss) from continuing operations (1)	1,172	(7)	3		1,168
Less: Net earnings attributable to noncontrolling interest	7	—	—		7
Net earnings attributable to Eastman	$1,165	$(7)	$3		$1,161

Basic earnings (loss) per share
Earnings (loss) from continuing operations attributable to Eastman (1)	$7.57	$(0.11)			$7.54

Diluted earnings per share
Earnings (loss) from continuing operations attributable to Eastman (1)	$7.44	$(0.11)			$7.42

Shares (in millions) used for earnings (loss) per share calculation
Basic	154.0				154.0
Diluted	156.5				156.5

(1)
As indicated in the introductory paragraphs to these Statements and Note 4 hereof, certain non-recurring items directly attributable to the Acquisition have been excluded from pro forma earnings from continuing operations.

The accompanying notes are an integral part of these Statements.

Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
September 30, 2014
(Dollars in millions)	Historical Eastman	Historical Taminco	Pro Forma Adjustments Note 4		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$212	$85	$77	(f)	$374
Trade receivables, net	985	87	—		1,072
Miscellaneous receivables	141	—	—		141
Inventories	1,358	143	1	(g)	1,502
Other current assets	194	24	3	(n)	221
Total current assets	2,890	339	81		3,310

Net properties	4,352	583	75	(h)	5,010

Goodwill	2,716	467	1,057	(i)	4,240
Intangible assets, net of accumulated amortization	1,808	498	487	(j)	2,793
Other noncurrent assets	369	76	(27)	(k)	418
Total assets	12,135	1,963	1,673		15,771

Liabilities and Stockholders' Equity
Current liabilities
Payables and other current liabilities	1,398	157	(4)	(n)	1,551
Borrowings due within one year	—	7	(6)	(m)	1
Total current liabilities	1,398	164	(10)		1,552

Long-term borrowings	4,563	1,015	1,954	(m)	7,532
Deferred income tax liabilities	573	212	199	(n)	984
Post-employment obligations	1,242	21	10	(o)	1,273
Other long-term liabilities	380	7	64	(p)	451
Total liabilities	8,156	1,419	2,217		11,792

Stockholders' equity
Common stock	2	—	—		2
Additional paid-in capital	1,810	535	(535)	(q)	1,810
Retained earnings	4,588	18	(18)	(q)	4,588
Accumulated other comprehensive (income) loss	78	(9)	9	(q)	78
	6,478	544	(544)		6,478
Less: Treasury stock at cost	2,577	—	—		2,577
Total parent stockholders' equity	3,901	544	(544)		3,901
Noncontrolling interest	78	—	—		78

Total stockholders' equity	3,979	544	(544)		3,979

Total liabilities and stockholders' equity	$12,135	$1,963	$1,673		$15,771

The accompanying notes are an integral part of these Statements.

Exhibit 99.3

NOTE 1.    DESCRIPTION OF THE TRANSACTION

On December 5, 2014, Eastman Chemical Company ("Eastman" or the “Company”) completed its previously announced acquisition of Taminco Corporation (“Taminco”), through the merger (the "Acquisition”) of Stella Merger Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with and into Taminco, with Taminco surviving the merger and becoming a wholly-owned subsidiary of the Company. The Acquisition was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 11, 2014, by and among the Company, Merger Sub, and Taminco.

NOTE 2.    BASIS OF PRO FORMA PRESENTATION

The Statements have been derived from the historical consolidated financial statements of Eastman and Taminco. Certain financial statement line items included in Taminco’s historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in Eastman's historical presentation. These include: transaction and integration costs included in selling, general and administrative expense instead of other operating income; current deferred income tax assets, prepaid expenses and other current assets, and income tax receivable, which have been condensed into other current assets; capitalized debt issuance costs, net, which has been presented as other noncurrent assets; trade payables, income taxes payable, other current liabilities, and current deferred income tax liabilities, which have been condensed into payables and other current liabilities.

Additionally, as part of its financial due diligence review of Taminco and preliminary valuation work, Eastman performed certain procedures for the purpose of identifying any material differences in significant accounting policies between Eastman and Taminco, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by Eastman involved a review of Taminco’s publicly disclosed summary of significant accounting policies, including those disclosed in Taminco’s 2013 Annual Report on Form 10-K and discussion with Taminco management regarding Taminco’s significant accounting policies to identify material adjustments. While Eastman management expects to continue to evaluate the impact of Taminco’s accounting policies on its historical results, based on the completed procedures, Eastman management does not believe there are any differences in the accounting policies of Taminco and Eastman that will result in material adjustments to the Eastman's consolidated financial statements as a result of conforming Taminco’s accounting policies to those of Eastman. Additionally, sales between Eastman and Taminco were considered immaterial for adjustment to sales and earnings from continuing operations.

The Acquisition is reflected in the Statements as an acquisition of Taminco by Eastman using the acquisition method of accounting, in accordance with business combination accounting guidance under accounting principles generally accepted in the United States ("GAAP"). Under these accounting standards, the total purchase price was calculated as described in Note 3 to the Statements, and the assets acquired and the liabilities assumed have been presented at their preliminary estimated fair value. For the purpose of measuring the preliminary estimated fair value of the assets acquired and liabilities assumed, Eastman has applied the accounting guidance under GAAP for fair value measurements. This guidance establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recognized which are not intended to be used or sold or to be valued at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

Exhibit 99.3

NOTE 3.    CONSIDERATION TRANSFERRED

The Acquisition has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair value, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill.
At the Effective Time, each share of Taminco common stock issued and outstanding immediately prior to the Effective Time (other than shares pursuant to which dissenters’ rights have been properly exercised) was canceled and converted automatically into the right to receive, in accordance with the terms of the Merger Agreement, $26.00 in cash. Taminco had 68.6 million shares of common stock issued and outstanding at the Effective Time.
Also at the Effective Time, each outstanding option to acquire shares of Taminco common stock issued under any of Taminco’s equity incentive plans, whether or not then vested, was converted into the right to receive, in cash and for each share of Taminco common stock subject to such option, the amount by which the value of the Consideration exceeded such option’s exercise price.

In addition, $1.1 billion of pre-acquisition Taminco indebtedness, including accrued interest and redemption premium, was repaid, redeemed, or otherwise terminated by the Company.

Based on the number of shares of Taminco common stock, the number of options to purchase Taminco common stock, and the amount of outstanding debt repaid, Eastman paid $2.8 billion, net of cash acquired in cash to complete the Acquisition.

The purchase price and the allocation of the estimated purchase price below are preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Taminco’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, including increases or decreases to amortization resulting from the allocation of purchase price to amortizable tangible and intangible assets, may be material. The preliminary purchase price allocation is as follows:

(Dollars in millions)
Current assets, net of cash acquired	$257
Properties	658
Goodwill	1,524
Identifiable intangibles	985
Other noncurrent assets	34
Total assets	3,458
Current liabilities	(153)
Long-term borrowings	(5)
Long-term deferred tax liability	(410)
Other liabilities	(103)
Total liabilities	(671)
Total purchase price, net of $85 million cash acquired	$2,787

Eastman used the income, market, or cost approach (or a combination thereof) for the preliminary valuation of assets, as appropriate, and used valuation inputs in these models and analyses that were based on market participant assumptions. Market participants are considered to be buyers and sellers unrelated to Eastman in the principal or most advantageous market for the asset. For all liabilities, the carrying value was determined to be a reasonable approximation of fair value based on information available to Eastman management.

With respect to properties acquired in the Acquisition, Taminco had a number of manufacturing and distribution sites and related facilities, owned land and leased sites that included leasehold improvements, and owned machinery and equipment for use in its manufacturing operations. The preliminary fair value of acquired properties was determined using a cost approach supported where available by observable market data which includes consideration of obsolescence. Based on the valuation approach, Eastman management preliminarily estimated the fair value of acquired properties to be $658 million.

Exhibit 99.3

With respect to the intangible assets acquired in the Acquisition, Taminco owned significant technology related to many of its products protected by a number of existing patents and trade secrets. This intellectual property is of significant importance to Taminco's operations and continued success. In addition to these intangible assets, Taminco had a number of valuable customer relationships in industries such as agriculture and personal and home care, many of which were developed over a number of years of providing consistent quality products and services. A preliminary review of material contracts shows that Taminco also had a favorable methanol supply contract which is an intangible asset. The preliminary fair value of identifiable intangible assets is determined primarily using an income approach, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Specifically, customer relationships were valued using the excess from earnings method and developed technology was valued using the relief from royalty method. Some of the more significant assumptions inherent in the development of the identifiable intangible asset valuations, from the perspective of a market participant, include the estimated revenues that will be received for each product, the appropriate discount rate selected in order to measure the risk inherent in each future cash flow stream, the royalty rate, as well as other factors. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results. Based on the income approach Eastman management preliminarily estimated the fair value of acquired intangible assets to be $985 million.

With respect to goodwill recognized in the Acquisition, Eastman management believes that the predominant portion of the goodwill relates to Taminco as a going concern and the fair value of expected synergies from combining the Eastman and Taminco businesses.

The going concern element represents the ability to earn a higher return on the combined assembled collection of assets and businesses of Taminco than if those assets and businesses were to be acquired separately. The synergies from the combination of Eastman and Taminco are expected to be in the form of both increased revenues and decreased costs. Revenue synergies are expected to arise from cross-selling opportunities. Eastman management believes that the Acquisition will help Eastman accelerate growth programs in personal care and oil and gas, and the reverse opportunity for the acquired Taminco business in coatings. Cost synergies are expected to arise from reduction of corporate costs, raw material costs and procurement savings, and manufacturing and supply chain processes efficiency improvements and cost reductions across a larger business. Other relevant elements of goodwill are expected to include work force and technology and customers expected post-acquisition. The accompanying Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue or other synergies expected to result from the Acquisition.

With respect to probable loss contingencies considered in the preparation of the preliminary purchase price allocation, based on the information available to Eastman at the time of preparation of the Statements, Eastman management concluded that adjustments related to environmental matters and asset retirement obligations were appropriate. The changes for environmental and asset retirement obligations resulted from the valuation performed as of the Effective Time.

Eastman has made preliminary allocation estimates based on limited information obtained during due diligence and since the Effective Time. The final determination of the purchase price allocation will be determined during the measurement period as provided in GAAP. Eastman anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to, inventory, fixed assets, customer relationships, technology know how, and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final amounts allocated to assets acquired and liabilities assumed in the Acquisition could differ materially from the preliminary amounts presented in these Statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Acquisition from those preliminary valuations presented in these Statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that results from the Acquisition. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these Statements. See Note 4(a) for the effects of changes in estimated fair value of properties and amortizable intangible assets acquired in the Acquisition on the calculation of pro forma depreciation and amortization expense.

Exhibit 99.3

NOTE 4.	ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma adjustments included in the Statements are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Earnings

(a)	Depreciation and amortization

Based on the preliminary estimated fair value of properties, a fair value step up of $75 million from historical cost as of September 30, 2014 has been assumed. Depreciation expense has been calculated based on depreciable lives consistent with the Company's policy as outlined in its Annual Report on Form 10-K for the period ended December 31, 2013. Historical depreciation for first nine months 2014 included $9 million from Taminco's formic acid acquisition resulting in historical depreciation expense for the nine months ended September 30, 2014 that exceeds pro forma depreciation. See Note 4(h) for further information on acquired properties.

The pro forma depreciation expense adjustments have been allocated to cost of sales, and selling, general, and administrative expenses, as follows:

(Dollars in millions)	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Cost of sales	$(6)	$—
Selling, general, and administrative	—	—

Total adjustment	$(6)	$—

Based on the preliminary estimated fair value of intangible assets, a fair value step up of $487 million from historical cost as of September 30, 2014 has been assumed. Amortization expense has been calculated based on lives that were determined using undiscounted cash flows and reflect on a straight-line basis the periods over which the assets are expected to provide economic benefit. Historical amortization for first nine months 2014 included $1 million from Taminco's formic acid acquisition.

The pro forma amortization expense adjustments have been allocated to cost of sales, selling, general, and administrative expenses, and research and development, as follows:

(Dollars in millions)	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Cost of sales	$—	$1
Selling, general, and administrative	—	2
Research and development	—	(1)

Total adjustment	$—	$2

(b)	Transaction related expenses

Actual transaction related expenses for this Acquisition recognized by Eastman and Taminco during first nine months 2014 have been eliminated from the Pro Forma Income Statement for the nine months ended September 30, 2014, as these items are directly attributable to the Acquisition but will not have an ongoing impact:

	Nine Months Ended September 30, 2014
(Dollars in millions)	Eastman	Taminco	Total
Selling, general, and administrative expenses	$4	$6	$10
Other charges (income), net	3	—	3
Total expenses	$7	$6	$13

No transaction costs were expensed or incurred by Eastman or Taminco for this Acquisition in 2013 historical financial statements.

Exhibit 99.3

(c)	Net interest expense

Prior to but in preparation for the Acquisition, Eastman issued $800 million of 2.7% notes due 2020, $800 million of 3.8% notes due 2025, and $400 million 4.65% notes due 2044 (the "Notes"). In addition, Eastman borrowed $1.0 billion under the Company’s Five-Year Senior Term Loan Credit Agreement, dated October 9, 2014 (the “Term Loan”). The proceeds from the Notes and the Term Loan borrowing were used to pay a portion of the Consideration. Eastman incurred $17 million in financing costs associated with the Notes and the Term Loan, of which $2 million were paid and capitalized on the historical balance sheet as of September 30, 2014. These costs have been included in other noncurrent assets and amortized into earnings over the term of the related borrowing.

In connection with the Acquisition amounts owed by Taminco under its USD and EUR Term loan Credit Facilities and Taminco’s Second Priority Senior Secured 9.75% Notes, $1,016 million of pre-acquisition debt were repaid, redeemed or otherwise terminated.

The unaudited pro forma adjustment to net interest expense is calculated as follows:

(Dollars in millions)	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Elimination of Taminco's interest expense	$(53)	$(84)
Interest expense from additional indebtedness	66	89
Total adjustment	$13	$5

Pro forma cash interest payments were determined using the following rates:

(Dollars in millions)	Amount	Index	Interest Rate
Term Loan	$1,000	1 Month LIBOR	1.4%
5 Year Notes	800		2.7%
10 Year Notes	800		3.8%
30 Year Notes	400		4.65%
	$3,000

The Company calculated pro forma interest expense for nine months ended September 30, 2014 using an average outstanding term loan balance of $950 million. A 0.125% change in the interest rate on borrowings would change annual pro forma interest expense by approximately $1 million.

The Notes were issued at a discount. Accretion of the Notes to par value is included in pro forma interest expense for nine months ended September 30, 2014 and year ended December 31, 2013. Eastman incurred $17 million in financing costs associated with the Notes and the Term Loan, of which $2 million had been paid and capitalized prior to the September 30, 2014 historical balance sheet. For pro forma purposes all of the financing costs have been included in other non-current assets and amortized into earnings over the term of the related borrowing. For nine months ended September 30, 2014 accretion and financing costs of $2.7 million have been included in pro forma interest expense. For year ended December 31, 2013, accretion and financing costs of $3.6 million have been included in pro forma interest expense.

Exhibit 99.3

(d)	Income tax expense

The unaudited pro forma adjustment to income tax expense is calculated as follows:

(Dollars in millions)	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Additional tax (benefit) due to depreciation and amortization adjustments	$2	$(1)
Benefit due to additional interest expense	(5)	(2)
Additional tax due to elimination of historically recognized transaction related costs	5	—
Additional tax due to elimination of early debt extinguishment costs	—	5
Total adjustment	$2	$2

The pro forma tax impact on the above adjustments was calculated using the statutory rate applicable to the local jurisdiction where the adjustment is expected to be made.

During third quarter 2014, Taminco's evaluation of their tax position and completion of their 2013 Federal tax returns resulted in Taminco claiming foreign tax credits rather than deducting foreign taxes. Consequently, Taminco recorded a benefit for the current and prior year foreign tax credits and in addition revalued certain of its deferred tax assets and liabilities related to entities where it could not defer U.S. taxation to reflect this change. This resulted in Taminco recording a discrete tax benefit of $21 million during third quarter 2014.

(e)	Early debt extinguishment costs

Early debt extinguishment costs of $12 million during the year ended December 31, 2013 have been eliminated. See Note 4(l) for additional detail concerning estimated long-term debt.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

(f)	Cash and short-term time deposits

The unaudited pro forma adjustment represents a net increase in cash on hand of $74 million. The unaudited pro forma adjustment to cash is calculated as follows:

(Dollars in millions)
Proceeds from additional indebtedness	$2,964
Cash Consideration	(2,872)
Severance	(5)
Transaction costs	(10)
Total cash and cash equivalents adjustment	$77

Components of the adjustment include an increase in cash resulting from debt incurred in connection with the Acquisition and a decrease in cash resulting from payment of the Consideration, and transaction related costs which are advisory costs directly related to the Acquisition that were cash settled subsequent to September 30, 2014.

(g)	Inventories

The unaudited pro forma adjustment of $1 million represents the step-up of Taminco's September 30, 2014 inventories balance to the preliminary estimated fair value of approximately $144 million. As raw materials inventory was assumed to be at market value, the adjustment is related to finished goods inventory. The preliminary fair value of finished goods inventory acquired was determined based on procedures performed during preliminary detailed valuation work which included analysis of selling prices, costs to sell, and gross profit on selling costs as of the Effective Time. Assumptions used were derived from historical financial information publicly disclosed by Taminco as well as discussions with Taminco management and Eastman's experience with recent acquisitions. The Pro Forma Income Statement does not reflect the impact of the increase to cost of sales of $1 million of the estimated purchase accounting adjustment as this amount is directly related to the Acquisition and is not expected to have a continuing impact.

Exhibit 99.3

(h)	Properties

The unaudited pro forma adjustment of $75 million represents the step-up of Taminco’s net properties as of September 30, 2014 to the preliminary estimated fair value of $658 million as of September 30, 2014. Properties acquired included a number of manufacturing, sales, and distribution sites and related facilities, land and leased sites that include leasehold improvements, and machinery and equipment for use in manufacturing operations.  Management valued properties using the cost approach supported where available by observable market data which includes consideration of obsolescence.

To determine the preliminary estimated weighted average useful life of the properties acquired, Eastman's considered its stated accounting policy and established depreciable lives by major asset class according to the policy.

(Dollars in millions)	Estimated Fair Value	Weighted Average Estimated Useful Life
Land	$33
Buildings and leasehold improvements	68	39
Machinery and equipment	557	18
Total	$658

(i)	Goodwill

Goodwill reflects the preliminary estimate of the excess of the purchase price paid by Eastman over the fair value of Taminco's identifiable assets acquired and liabilities assumed in the Acquisition. The purchase price paid by Eastman in the Acquisition and the excess of the purchase price over the estimated fair value of the identifiable net assets acquired is calculated as follows:

(Dollars in millions)
Purchase price	$2,872
Less: fair value of net assets acquired	(1,348)
Total new goodwill	1,524
Less: Taminco goodwill at acquisition date	(467)
Pro forma goodwill adjustment	$1,057

See Note 3 for details regarding the preliminary fair values of assets acquired and liabilities assumed from those presented herein on the calculation of goodwill.

(j)	Identifiable intangible assets

The preliminary estimate of fair value for the acquired intangible assets is $985 million. Acquired intangible assets are definite-lived assets and consist primarily of customer relationships, contracts, and developed technologies. Customer relationships acquired are in industries such as agriculture and personal and home care. A preliminary review of material contracts shows a favorable methanol supply contract. In addition, assets acquired include technologies related to many of its products protected by a number of existing patents and trade secrets. Management valued customer relationships using the excess from earnings method, contracts using the cost method, and developed technology using the relief from royalty method. All valuation methods are forms of the income approach supported by observable market data for peer chemical companies.

Exhibit 99.3

(Dollars in millions)	Estimated Fair Value	Estimated Useful Life (years)
Customer relationships	$607	24 - 25
Contracts	180	5
Developed technology	183	17
Other intangible assets	15	10
Total	$985

(k)	Other noncurrent assets

The unaudited pro forma adjustment to other noncurrent assets is calculated as follows:

(Dollars in millions)
Elimination of unamortized financing costs of Taminco	$(42)
Capitalized financing costs related to additional indebtedness	15
Total adjustment	$(27)

The unaudited pro forma adjustment reflects the elimination of unamortized deferred financing costs associated with Taminco debt that was repaid or redeemed as part of the Acquisition and the addition of financing costs incurred by Eastman relating to additional indebtedness incurred in connection with the Acquisition. The adjustment for capitalized financing costs consists of the portion of these costs that had not been capitalized as of September 30, 2014.

(l)	Payables and other current liabilities

The unaudited pro forma adjustment to payables and other current liabilities is calculated as follows:

(Dollars in millions)
Tax benefit from severance	$(2)
Tax benefit from transaction costs	(4)
Additional tax expense from capitalized financing costs	6
Total adjustment	$—

The unaudited pro forma adjustment reflects a decrease in income taxes payable resulting from the tax deductibility of one-time costs that were or will be cash settled subsequent to September 30, 2014. See Note 4(q) for more information.

(m)	Debt

The following table illustrates the unaudited pro forma adjustments to borrowings due within one year and Long Term borrowings as follows:

(Dollars in millions)	Repayment of Taminco Debt	Debt Incurred by Eastman	Debt Adjustment, Net
Borrowings due within one year	$(6)	$—	$(6)
Long term borrowings	(1,010)	2,964	1,954
Total adjustment	$(1,016)	$2,964	$1,948

Exhibit 99.3

(n)	Deferred income taxes

The unaudited pro forma adjustment to deferred income tax liabilities is calculated as follows:

(Dollars in millions)
Net deferred income taxes arising from fair value adjustments to:
Inventories	$(5)
Net properties	(29)
Identifiable intangible assets	(179)
Other long-term liabilities	21
Total adjustment	$(192)

The deferred tax adjustment by financial statement line item in the Pro Forma Balance Sheet follows:

(Dollars in millions)
Other current assets (increase in deferred tax assets)	$3
Increase in deferred tax assets	3

Payables and other current liabilities (decrease in current deferred tax liabilities)	(4)
Deferred income tax liabilities (increase in noncurrent deferred tax liabilities)	199
Increase in deferred tax liabilities	195

Net increase in deferred tax liabilities	$(192)

The unaudited pro forma adjustment reflects the change in net deferred income taxes resulting from fair value adjustments to Taminco’s assets acquired and liabilities assumed by Eastman in the Acquisition. Deferred income taxes resulting from the estimated fair value adjustments have been calculated by applying the statutory rate applicable to the local jurisdiction where the adjustment will be made.

(o)	Post-employment obligations

The unaudited pro forma adjustment reflects fair value adjustments for Taminco's defined benefit plan liability resulting from the valuation performed as of the Effective Time.

(p)	Other long-term liabilities

The unaudited pro forma adjustment reflects fair value adjustments primarily to asset retirement obligations and liabilities for uncertain tax positions resulting from the valuation performed as of the Effective Time.

Exhibit 99.3

(q)	Stockholders' equity

The Pro Forma Balance Sheet reflects the elimination of Taminco's historical equity balances, adjusted for the items below. The unaudited pro forma adjustment to retained earnings is calculated as follows:

(Dollars in millions)
Elimination of retained earnings historical balance	$(18)
Other adjustments:
Severance	(5)
Transaction costs	(10)
Capitalized financing costs related to additional indebtedness	15
Tax benefit of one time costs	—
Total other adjustments	—

Total adjustment to retained earnings	$(18)

Retained earnings were reduced for transaction costs, net of tax, that were cash settled subsequent to September 30, 2014. These estimated transaction costs have been excluded from the Pro Forma Income Statement as they reflect charges directly attributable to the Acquisition that will not have an ongoing impact on Eastman. No transaction costs related to the Acquisition were expensed or accrued by either Eastman or Taminco in their 2013 historical financial statements. Actual transaction costs expensed by Eastman and Taminco during first nine months 2014 have been eliminated from the Pro Forma Income Statement for the nine months ended September 30, 2014. See Note 4(b).

NOTE 5.    NON-GAAP FINANCIAL MEASURES

In addition to evaluating financial condition and results of operations in accordance with GAAP, management also reviews and evaluates certain alternative financial measures not prepared in accordance with GAAP. Non-GAAP measures do not have definitions under GAAP and may be defined differently by and not be comparable to, similarly titled measures used by, other companies. As a result, management considers and evaluates non-GAAP measures in connection with a review of the most directly comparable measure calculated in accordance with GAAP. Management cautions investors not to place undue reliance on such non-GAAP measures, but also to consider them with the most directly comparable GAAP measure.

Eastman management evaluates and analyzes results and the impact on Eastman of strategic decisions and actions relating to, among other things, transactions, cost reduction, growth and profitability improvement initiatives, and other events outside of core business operations, by considering financial results and measures both including and excluding certain items. The items excluded by Eastman management in its evaluation of results do not directly arise from Eastman's core operations, and generally are expected to be of a non-core or non-recurring nature. Because these non-core or non-recurring costs and gains may materially affect Eastman's financial condition or results in a specific period in which they are recognized, management also evaluates, and makes resource allocation and performance evaluation decisions based on, the related non-GAAP measures excluding such items. In addition to using such measures to evaluate results in a specific period, management believes that such measures may provide more complete and consistent comparisons of Eastman's operational performance on a period-over-period historical basis and a better indication of expected future trends.

Details of excluded items are in Eastman's Quarterly Report on Form 10-Q for the period ended September 30, 2014 and Annual Report on Form 10-K for the period ended December 31, 2014. Additionally, Eastman management reviewed Taminco's financial information for the periods ended September 30, 2014 and December 31, 2014 and excluded items similar to those typically excluded by Eastman. These measures are presented below for the nine months ended September 30, 2014 and the year ended December 31, 2013.

Exhibit 99.3

	Nine Months Ended September 30, 2014
	Operating Earnings	Earnings from Continuing Operations (1)
(Dollars in millions, except per share amounts; unaudited)		Before Tax	After Tax (2)	Per Diluted Share (2)
Proforma combined	$1,251	$1,076	$790	$5.21
Non-core or non-recurring items:
Additional costs of acquired inventories (3)	11	11	7	0.04
Acquisition transaction and integration costs (4)	39	39	24	0.16
Asset impairments and restructuring charges, net (5)	77	77	63	0.43
Earnings from continuing operations excluding non-core or non-recurring items	$1,378	$1,203	$884	$5.84

	Year Ended December 31, 2013
	Operating Earnings	Earnings from Continuing Operations (1)
(Dollars in millions, except per share amounts; unaudited)		Before Tax	After Tax (2)	Per Diluted Share (2)
Proforma combined	$1,956	$1,677	$1,161	$7.42
Non-core or non-recurring items:
Acquisition transaction and integration costs (6)	40	40	25	0.16
MTM pension and other postretirement benefits plan (gains) losses, net (7)	(383)	(383)	(233)	(1.49)
Asset impairments and restructuring charges, net (8)	76	76	53	0.34
Certain related party termination and management fees (9)	39	39	27	0.17
Earnings from continuing operations excluding non-core or non-recurring items	$1,728	$1,449	$1,033	$6.60

(1)
As indicated in the introductory paragraphs to the unaudited pro forma condensed combined financial statements and Note 4 hereof, certain non-recurring items directly attributable to the Acquisition have been excluded from pro forma earnings from continuing operations.

(2)	Attributable to Eastman stockholders.

(3)
Acquired BP plc global aviation turbine engine oil business and formic acid inventories were marked to fair value. Included in first nine months 2014 earnings are additional costs of these inventories. Approximately $8 million of the BP inventories and $3 million of the formic acid inventories were sold in first nine months 2014, resulting in an increase in cost of sales.

(4)
Eastman acquisition transaction and integration costs of $27 million and Taminco acquisition transaction costs of $12 million are included in selling, general, and administrative expenses. These costs relate to acquisitions other than the acquisition of Taminco by Eastman.

(5)
Asset impairment and restructuring charges primarily include $42 million for costs of the closure of a Crystex® research and development facility in France, $22 million for the impairment of the Crystex® tradename, and $10 million for the closure of a production facility in Taiwan for the Flexvue® product line.

(6)
Eastman acquisition integration costs of $36 million and Taminco acquisition transaction costs of $4 million are included in selling, general, and administrative expenses. These costs relate to acquisitions other than the acquisition of Taminco by Eastman.

(7)	MTM gains and loss for pension and other postretirement benefit plans.

(8)
Asset impairment and restructuring charges primarily include $30 million for management's decision not to pursue its Perennial Wood™ growth initiative, $23 million primarily for severance related to the acquisition and integration of Solutia, and $14 million for the shut-down of the Photovoltaics product line primarily in Germany.

(9)	Apollo termination and management fees recognized by Taminco.